Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VIRTUAL MEDICAL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

851 Devon Avenue
Los Angeles, California   90024
(310) 470-2616
(Address of Principal and Telephone Number of Executive Offices)

Virtual Medical International, Inc. 2012 Non-Qualified Stock Option Plan
(Full title of the plans)

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, Nevada   89501
(Name and address of agent for service)

(775) 322-0626
(Telephone number, including area code, of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington   99201
(509) 624-1475

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)

Common Stock, par value $0.00001 per share	10,000,000	$0.75	$7,500,000	$859.50

(1)        Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Virtual Medical International, Inc., a Nevada corporation (the “Company” or the “Registrant”), and the VIRTUAL MEDICAL INTERNATIONAL, INC. 2012 Non-Qualified Stock Option Plan (the “Plan”) relating to 10,000,000 shares of its Common Stock, par value $0.00001 per share (the “Common Stock”), to be offered and sold to accounts of eligible persons of the Company under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)         Our last Form 10-K filed with the Securities and Exchange Commission (“SEC”).

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-K to pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

ITEM 4.          DESCRIPTION OF SECURITIES.

Common Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Our transfer agent is Empire Stock Transfer, 1859 Whitney Mesa Drive, Henderson, NV 89014.  Their telephone number is (702) 818-5898.

ITEM 5.          INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.          EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.          EXHIBITS.

The following is a complete list of exhibits filed as part of this Form S-8 Registration Statement:

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Articles of Incorporation.	S-1	3/16/09	3.1

3.2	Bylaws.	S-1	3/16/09	3.2

4.1	Specimen Stock Certificate.	S-1	3/16/09	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Consulting Agreement – Greg Ruff.	8-K	9/16/10	10.1

10.2	Consulting Agreement – Robert Tassinari.	8-K	9/16/10	10.2

10.3	Agreement with Entertainment Arts Research.	8-K	9/16/10	10.1

10.4	Agreement with Entertainment Arts Research.	8-K	12/10/10	10.1

10.5	2012 Non-Qualified Incentive Stock Option Plan.				X

23.1	Consent of MaloneBailey, LLP.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter.	10-K	4/12/10	99.1

99.2	Disclosure Committee Charter.	10-K	4/12/10	99.2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-8 Registration Statement and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on this 23rd day of March, 2012.

VIRTUAL MEDICAL INTERNATIONAL, INC.

BY:	FRANK d’AMBROSIO
Frank d’Ambrosio
Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Frank d’Ambrosio as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

MARC SALLS	President and a member of the Board of Directors	March 23, 2012
Marc Salls

FRANK d’AMBROSIO	Principal Executive Officer, Principal	March 23, 2012
Frank d’Ambrosio	Financial Officer, Principal Accounting Officer and a member of the Board of Directors

RAHIL KAHN	Secretary, Treasurer and a member of the Board	March 23, 2012
Rahil Kahn	of Directors

EXHIBIT INDEX

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Articles of Incorporation.	S-1	3/16/09	3.1

3.2	Bylaws.	S-1	3/16/09	3.2

4.1	Specimen Stock Certificate.	S-1	3/16/09	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Consulting Agreement – Greg Ruff.	8-K	9/16/10	10.1

10.2	Consulting Agreement – Robert Tassinari.	8-K	9/16/10	10.2

10.3	Agreement with Entertainment Arts Research.	8-K	9/16/10	10.1

10.4	Agreement with Entertainment Arts Research.	8-K	12/10/10	10.1

10.5	2012 Non-Qualified Incentive Stock Option Plan.				X

23.1	Consent of MaloneBailey, LLP.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter.	10-K	4/12/10	99.1

99.2	Disclosure Committee Charter.	10-K	4/12/10	99.2